Exhibit 10.2

ADMINISTRATIVE SERVICES AGREEMENT

This ADMINISTRATIVE SERVICES AGREEMENT (this “Agreement”) is dated as of March 28, 2012 by and between Whiting Oil and Gas Corporation, a Delaware corporation, (the “Company”), and Whiting USA Trust II, a statutory trust formed under the laws of the State of Delaware (the “Trust”).

WHEREAS, pursuant to a Conveyance of Term Net Profits Interest of even date herewith (the “Conveyance”), the Company has conveyed to the Trust a net profits interest in certain oil and gas properties (the “Net Profits Interest”);

WHEREAS, in connection with the conveyance of the Net Profits Interest, the Company has agreed to provide certain administrative services for the Trust in exchange for an administrative services fee as described herein.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intended to be legally bound hereby, it is agreed as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:

“Administrative Services Fee” has the meaning set forth in Section 3.01.

“Affiliate” means with respect to a specified person, any person that directly or indirectly controls, is controlled by, or is under common control with, the specified person. As used in this definition, the term “control” (and the correlative terms “controlling,” “controlled by,” and “under common control”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, New York or Denver, Colorado are authorized or obligated by law or executive order to close.

“Company” has the meaning set forth in the introductory paragraph.

“Conveyance” has the meaning set forth in the recitals.

“External Expenses” means the actual out-of-pocket fees, costs and expenses incurred by the Company in connection with the provision of the Services.

“Force Majeure” shall mean any cause beyond the reasonable control of the Company, including the following causes: acts of God, strikes, lockouts, acts of the public enemy, wars or warlike action (whether actual or impending), arrests and other restraints of government (civil or military), blockades, embargoes, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, sabotage, tornadoes, named tropical storms and hurricanes, and floods, civil disturbances, terrorism, mechanical breakdown of machinery or equipment, explosions, confiscation or seizure by any government or other public authority, any order of any court of competent jurisdiction, regulatory agency or governmental body having jurisdiction.

“Net Profits Interest” has the meaning set forth in the recitals.

“person” shall mean any individual, partnership, limited liability company, corporation, trust, unincorporated association, governmental agency, subdivision, or instrumentality, or other entity or association.

“Services” has the meaning set forth in Section 2.01.

“Termination Date” has the meaning assigned to such term in the Conveyance.

“Trust” has the meaning set forth in the introductory paragraph.

“Trust Agreement” means that certain Amended and Restated Trust Agreement of even date herewith among the Company, the Trustee and Wilmington Trust Company, as the same may be amended from time to time.

“Trustee” means The Bank of New York Mellon Trust Company, N.A..

Section 1.02 Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation;” and (d) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II

SERVICES

Section 2.01 Services. Subject to the terms of this Agreement and in exchange for the payment described in Section 3.01, the Company hereby agrees to provide the Trust with such accounting, bookkeeping and informational services as are necessary for the Trust and the Trustee to comply with the Trust Agreement and Article III of the Conveyance and such other administrative services of similar character and scope to the foregoing that the Trustee may reasonably request the Company to provide during the term of this Agreement, including, without limitation, such services necessary for the preparation of reports the Trust is or may be required to prepare pursuant to applicable tax and securities law, including, without limitation, reserve reports (the “Services”).

Section 2.02 Performance of Services by Others. The parties hereby agree that in discharging the Company’s obligations under this Agreement, the Company may, in its sole discretion, engage any other person, including its Affiliates, to perform the Services (or any part of the Services) on its behalf and that the performance of the Services (or any part of the Services) by any such person shall be treated as if the Company performed such Services itself. Notwithstanding the foregoing, nothing contained herein shall relieve the Company of its obligations hereunder.

Section 2.03 Intellectual Property. Any (i) inventions, whether patentable or not, developed or invented, or (ii) copyrightable material (and the intangible rights of copyright therein) developed, in each case by the Company, its Affiliates or its or their employees in connection with the performance of the Services shall be the property of the Company; provided, however, that the Trust shall be granted an irrevocable, royalty-free, non-exclusive and non-transferable right and license to use such inventions or material; and provided further, however, that the Trust shall only be granted such a right and license to the extent such grant does not conflict with, or result in a breach, default, or violation of a right or license to use such inventions or material granted to the Company by any person other than an Affiliate of the Company. Notwithstanding the foregoing, the Company will use all commercially reasonable efforts to grant such right and license to the Trust.

Section 2.04 Independent Status. It is expressly acknowledged by the parties hereto that each party is an “independent contractor” and nothing in this Agreement is intended nor shall be construed to create an employer/employee relationship, or a joint venture or partnership relationship, or to allow any party to exercise control or direction over the other party. Except as required in connection with the performance of the Services, neither the Company nor any agent, employee, servant, contractor or subcontractor of the Company or any of its Affiliates shall have the authority to bind the Trust to any contract or arrangement. Neither the Trust nor the Trustee shall be liable for the salary, wages or benefits, including workers’ compensation insurance and unemployment insurance, of any employee, agent, servant, contractor or subcontractor of the Company or its Affiliates by virtue of this Agreement.

Section 2.05 Warranties; Limitation of Liability. The Company will use commercially reasonable efforts to provide the Services in a good and workmanlike manner in accordance with the sound and prudent practices of providers of similar services. EXCEPT AS SET FORTH IN THE PRECEDING SENTENCE, THE COMPANY MAKES NO (AND HEREBY DISCLAIMS AND NEGATES ANY AND ALL) WARRANTIES OR REPRESENTATIONS WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES. IN NO EVENT WILL THE COMPANY OR ANY OF ITS AFFILIATES BE LIABLE TO ANY OF THE PERSONS RECEIVING ANY SERVICES OR TO ANY OTHER PERSON FOR ANY EXEMPLARY, PUNITIVE, DIRECT, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES RESULTING FROM ANY ERROR IN THE PERFORMANCE OF SUCH SERVICE, REGARDLESS OF WHETHER THE PERSON PROVIDING SUCH SERVICE, ITS AFFILIATES OR OTHERS MAY BE WHOLLY, CONCURRENTLY, PARTIALLY OR SOLELY NEGLIGENT OR OTHERWISE AT FAULT,

EXCEPT TO THE EXTENT SUCH EXEMPLARY, PUNITIVE, DIRECT, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES ARE PAID BY THE PARTY INCURRING SUCH DAMAGES TO A PERSON THAT IS NOT A PARTY TO THIS AGREEMENT. THE PROVISIONS OF THIS SECTION 2.05 WILL SURVIVE TERMINATION OF THIS AGREEMENT.

Section 2.06 Disputes. Should there be a dispute over the nature or quality of the Services or the calculation or allocation of the Administrative Services Fee, the Company and the Trustee, on behalf of the Trust, shall first attempt to resolve such dispute, acting diligently and in good faith, using the past practices of the Company and the Trustee as guidelines for such resolution. If the Company and the Trustee are unable to resolve any such dispute within thirty days, or such additional time as may be reasonable under the circumstances, the dispute shall be resolved by arbitration in accordance with the provisions of Article XI of the Trust Agreement. The provisions of this Section 2.06 will survive termination of this Agreement.

ARTICLE III

ADMINISTRATIVE SERVICES FEE

Section 3.01 Administrative Services Fee. The Trust shall pay to the Company in immediately available funds, on or before the 60th day following each calendar quarter, an administrative services fee of $50,000 (the “Administrative Services Fee”). In the event that this Agreement is terminated during a calendar quarter pursuant to Section 5.01, the amount of the Administrative Services Fee for such calendar quarter shall be based upon the pro rata portion of the Administrative Services Fee that shall have accrued during such quarter up to and including the date of termination of this Agreement. In addition to the Administrative Services Fee, the Trust shall reimburse the Company on or before the 60th day following each calendar quarter for all reasonable and necessary External Expenses associated with the provision of Services in the preceding quarter as set forth in a reasonably detailed invoice provided by the Company to the Trust on or before the 50th day following each calendar quarter, but only to the extent that the Company certifies to the Trustee that the Company was unable to perform the Services in the ordinary course of its business for which it incurred the External Expenses.

Section 3.02 Set-Off. In the event that the Company owes the Trust a sum certain in an uncontested amount under any other agreement, then any such amounts may, in the sole discretion of the Company, be aggregated and the Trust and the Company shall discharge their obligations by netting those amounts against any amounts owed by the Trust to the Company under this Agreement.

ARTICLE IV

FORCE MAJEURE

Section 4.01 Force Majeure. The Company’s obligation under this Agreement shall be excused when and to the extent its performance of that obligation is prevented due to Force Majeure. The Company shall promptly notify the Trustee that it is prevented from performing its obligations by reason of Force Majeure and shall exercise due diligence to end its inability to perform as promptly as practicable. Notwithstanding the foregoing, the Company shall not be required to settle any strike, lockout or other labor dispute in which it or any of its Affiliates may be involved.

ARTICLE V

MISCELLANEOUS

Section 5.01 Term and Termination. This Agreement shall become effective on the date of this Agreement and shall continue until the Termination Date unless earlier terminated by mutual agreement of the parties to this Agreement. Upon termination of this Agreement in accordance with this Section 5.01, all rights and obligations under this Agreement shall cease except for (i) obligations that expressly survive termination of this Agreement, (ii) liabilities and obligations that have accrued prior to such termination, including the obligation to pay any amounts that have become due and payable prior to such termination, and (iii) the obligation to pay any portion of the Administrative Services Fee that has accrued prior to such termination, even if such portion has not become due and payable at the time of termination.

Section 5.02 Notice. All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, by facsimile, by courier guaranteeing overnight delivery or by first-class mail, return receipt requested, and shall be deemed given (i) when made, if made by hand delivery, (ii) upon confirmation, if made by facsimile, (iii) one (1) Business Day after being deposited with such courier, if made by overnight courier or (iv) on the date indicated on the notice of receipt, if made by first-class mail, to the parties as follows:

(a)	if to the Trust or the Trustee, to:

Whiting USA Trust II

c/o The Bank of New York Mellon Trust Company, N.A.

919 Congress Avenue, Suite 500

Austin, Texas 78701

Attention: Mike J. Ulrich

Facsimile No.: (512) 236-9275

with a copy to:

Bracewell & Giuliani LLP

111 Congress Avenue Suite, 2300

Austin, Texas 78701

Attention: Tom Adkins

Facsimile No.: (512) 479-3940

if to the Company, to:

Whiting Petroleum Corporation

1700 Broadway, Suite 2300

Denver, Colorado 80290-2300

Attention: Michael J. Stevens

Facsimile No.: (303) 390-5590

with a copy to:

Foley & Lardner LLP

777 East Wisconsin Avenue

Milwaukee, WI 53202-5306

Attention:	Benjamin F. Garmer, III
John K. Wilson

Facsimile No.: (414) 297-4900

or to such other address as such person may have furnished to the other persons identified in this Section 5.02 in writing in accordance herewith.

Section 5.03 Entire Agreement, Supersedure. This Agreement constitutes the entire agreement of the parties relating to the matters contained herein, superseding all prior contracts or agreements, whether written or oral, relating to the matters contained herein.

Section 5.04 Effect of Waiver or Consent. Except as otherwise provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any party in the performance by that party of its obligations under this Agreement is not a consent or waiver to or of any other breach or default in the performance by that party of the same or any other obligations of that party under this Agreement.

Section 5.05 Amendment or Modification. This Agreement may be amended or modified from time to time only by a written instrument executed by each of the parties to this Agreement.

Section 5.06 Assignment. Except as provided in Section 2.02, and except for any transfer of rights of the Trustee hereunder to a successor trustee of the Trust, no party to this Agreement shall have the right to assign its rights or obligations under this Agreement without the consent of the other party to this Agreement.

Section 5.07 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties to this Agreement had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

Section 5.08 Severability. If any provision of this Agreement or the application thereof to any party to this Agreement or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to the other party to this Agreement or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 5.09 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

Section 5.10 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF THE LAWS OF ANY OTHER JURISDICTION.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

WHITING OIL AND GAS CORPORATION

By:	/s/ James T. Brown
Name:	James T. Brown
Title:	President and Chief Operating Officer

WHITING USA TRUST II

By:	The Bank of New York Mellon Trust Company, N.A., not in its individual capacity but solely as trustee

By:	/s/ Michael J. Ulrich
Name:	Michael J. Ulrich
Title:	Vice President